Assignment and Sale of Ownership Interest

On this 22 day of January, 2008, Barbara Coffee, as sole owner of 100% of the ownership interests of Avanti Energy Partners, LLC, an Ohio limited liability company (“Avanti"), in consideration of $3000, receipt of which is hereby acknowledged, hereby assigns. sells and conveys to Capital City Petroleum, Inc. all of her rights, title and ownership of 100% of the outstanding ownership interests of Avanti.

Further, Barbara Coffee, as sole owner of 100% of the ownership interests of Avanti immediately before the assignment set forth above, hereby appoints Capital City Petroleum, Inc. as manager of Avanti. Upon the appointment of Capital City Petroleum, Inc. as manager, Barbara Coffee hereby resigns as a member and any and all other capacities of Avanti.

Capital City Petroleum, Inc. hereby accepts the above and foregoing assignment and sale of sole ownership of Avanti, approves the appointment of itself as manager of A vanti and accepts the resignation of Barbara Coffee.

Barbara Coffee	Capital City Petroleum, Inc.
/s/ Barbara Coffee	By: /s/ Timothy W. Crawford
Title: CEO